EXHIBIT 99.1

Westlake Chemical Corporation

Press Release

Contact:  D. R. Hansen – Media

                 Steven Bender – Investor Relations

                 (Both at 713-960-9111)

Westlake Chemical Announces CFO’s Departure

HOUSTON, November 29, 2005 / PRNewswire/ — Westlake Chemical Corporation (NYSE: WLK) announced today that Ruth I. Dreessen, its Senior Vice President and Chief Financial Officer, has announced her intent to resign her position with Westlake Chemical to pursue an opportunity as Chief Financial Officer for another company. Concurrently, Ms. Dreessen has also tendered her resignation as a director of the Company. Ms. Dreessen will remain with the company through December 31, 2005.

Albert Chao, President and CEO, stated, “We have been pleased to have had Ruth as a member of our management team and are appreciative of her significant contributions during her tenure as CFO. We wish her well in her new assignment.”

The Company has indicated it will begin an immediate search for a new Chief Financial Officer.

Westlake Chemical Corporation is a vertically integrated international manufacturer and supplier of petrochemicals, polymers and fabricated products with headquarters in Houston, Texas. The company’s range of products includes ethylene, polyethylene, styrene, EDC, VCM, PVC and PVC pipe and PVC windows, fence and decking components. More information about the company may be found at www.westlakechemical.com.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; governmental regulatory actions and political unrest; global economic conditions; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2003, which was filed in March 2004.